Exhibit 10.38

EXECUTIVE SALARY CONTINUATION AGREEMENT

THIS EXECUTIVE SALARY CONTINUATION AGREEMENT (“Agreement”) is effective May 16, 2002 (“Effective Date”), by and between FEATHER RIVER STATE BANK, a California banking corporation (“Bank”), and JOHN I JELAVICH (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is employed by the Bank as its President and Chief Executive Officer.

WHEREAS, the experience of the Executive, his knowledge of the affairs of the Bank, and his reputation and contacts in the banking industry are so valuable that assurance of his continued service is essential for the future growth and profitability of the Bank and it is in the best interests of the Bank to arrange terms of continued employment for the Executive; and

WHEREAS, it is the desire of the Bank that the Executive’s services be retained as herein provided; and

WHEREAS, the Executive is willing to continue in the employ of the Bank provided the Bank agrees to pay the Executive or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the services to be performed in the future as well as the mutual promises and covenants herein contained, it is hereby agreed as follows:

ARTICLE 1

1.1           Beneficiary.  The term Beneficiary shall mean the person or persons whom the Executive shall designate in writing to receive the benefits provided hereunder.

1.2.          Disability. The term Disability means the Executive suffers a sickness, accident or injury that is determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. At the Bank’s request, the Executive must submit to the Bank proof of the carrier’s or Social Security Administration’s determination.

1.3.          Named Fiduciary and Plan Administrator.  The Bank Fiduciary and Plan Administrator of this plan shall be the Bank.

1.4.                              Change of Control.  A “Change of Control” shall be deemed to have occurred if

(a)           there shall be consummated any consolidation or merger of the California Independent Bancorp (the “Company”) in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s capital stock are converted into cash, securities or other property (other than a consolidation or merger of the Company in which the holders of the Company’s voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock) or any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

(b)           the Company shall have issued shares of its voting securities in connection with an acquisition in an amount such that the holders of the Company’s voting stock immediately prior to the acquisition, upon consummation of the acquisition, own less than 50% of the voting stock; or

(c)           individuals who as of the Effective Date constitute the entire Board and any new directors whose election by the Company’s shareholders, or whose nomination for election by the Company’s Board, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the Effective Date or whose election or nomination for election shall have been so approved (the “Continuing Directors”) shall cease for any reason to constitute a majority of the members of the Board.

Section 1.5.

(a)           Termination for Cause.  The Bank may terminate the Executive’s employment hereunder for cause.  For purposes of this Agreement and subject to the Executive’s opportunity to cure as provided in Section 1.5(c) hereof, the Bank shall have “cause” to terminate the Executive’s employment hereunder if Executive shall commit any of the following:

(i)            the willful, intentional and material breach of duty by the Executive in the course of his employment;

(ii)           the habitual and continued neglect by the Executive of his employment duties and obligations under this Agreement;

(iii)          the Executive’s willful and intentional violation of any State of California or federal banking laws, or of the Bylaws, rules, policies or resolutions of Bank or its respective subsidiary, or of the rules or regulations of the Board of Governors of the Federal Reserve System, California Department of Financial Institutions or the Federal Deposit Insurance Corporation, or other regulatory agency or governmental authority having jurisdiction over Bank or its subsidiary;

(iv)          the determination by a state or federal banking agency or governmental authority having jurisdiction over the Bank that the Executive is not suitable to act in the capacity for which he is employed by Bank;

(v)           the Executive is convicted of any felony or a crime involving moral turpitude or commits a fraudulent or dishonest act;

(vi)          the Executive discloses without authority any secret or confidential information concerning Bank or its respective subsidiary or takes any action which the Bank’s Board of Directors determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with Bank or its respective subsidiary; or

(vii)         the Executive beaches the terms or provisions of this Agreement.

                (b)           Termination for Good Reason.  The Executive shall have the right at any time to terminate his employment with the Bank for any reason.  For purposes of this Agreement and subject to the Bank’s opportunity to cure as provided in Section 1.5(c) hereof, the Executive shall have “good reason” to terminate his employment if such termination shall be the result of:

                (i)            a diminution of the Executive’s title, duties or responsibilities as set forth in Section 2.1 hereof;

                (ii)           a breach by the Company of the compensation and benefits due to Executive;

                (iii)          a material breach by the Company of any material terms of this Agreement; or

                (iv)          a Change of Control (as defined); provided, however, it shall only constitute “good reason” if the Executive terminates this Agreement within 12 months of the Change in Control; or

                (v)           the relocation of the Executive’s principal place of employment to any location more than 50 miles from the Company’s present principal place of business.

                (c)           Notice and Opportunity to Cure.  Notwithstanding the foregoing, it shall be a condition precedent to the Bank’s right to terminate the Executive’s employment for “cause” and the Executive’s right to terminate his employment for “good reason” that (1) the party seeking the termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (2) if such breach is susceptible of cure or remedy, a period of 30 days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30 day period, unless such breach cannot be cured or remedied within 30 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed 30 days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

ARTICLE 2

2.1.          Employment.  The Bank agrees to employ the Executive as President of the Bank with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Bank.

2.2.          Fringe Benefits.  The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are in addition to any compensation or benefit granted to Executive by the Bank.

ARTICLE 3

3.1.                              Retirement.

(a)           Retirement After May 15, 2007.  If the Executive shall continue in the employment of the Bank until May 15, 2007 (“Retirement Date”), he may retire from active daily employment as of such date or upon such later date as may be mutually agreed upon by the Executive and the Bank.  After May 15, 2007, the Bank will pay to the Executive the annual sum of fifty thousand dollars ($50,000) for a period of fifteen (15) years, subject to the conditions and limitations set forth in this Agreement.  The annual fifty thousand-dollar ($50,000) payment shall be pro rated on a monthly basis and will be payable beginning on May 16, 2007.

(b)           Retirement After May 15, 2004 and Prior to May 15, 2007.  If the Executive shall continue in the employment of the Bank at least until May 15, 2004, but retires prior to May 15, 2007, Executive shall be entitled to receive the product of the “Benefit Liability Balance” amount for the period ending May 15 immediately prior to the date of retirement times the corresponding Vesting Percentage as set forth in Schedule A attached hereto.  Beginning on May 16, 2007, Executive shall be entitled to receive such product of the Benefit Liability Balance times the Vesting Percentage payable in 180 monthly installments.

(c)           Retirement Prior to May 15, 2004.  If Executive retires on or before May 15, 2004, he shall be entitled to no retirement benefits under this Agreement.

(d)           Death After Retirement.  Provided that Executive retires on or after May 15, 2004, the Bank agrees that if the Executive dies before receiving the full amount of monthly payments to which he is entitled under this Agreement, the Executive’s designated Beneficiary shall be entitled to receive the “Split Dollar Death Benefit” in the amount set forth in Schedule A for the period ending May 15 in which death occurred.  If a valid Beneficiary Designation is not in effect, the payment shall be made to the Executive’s surviving spouse or, if none, said payments shall be made to the duly qualified personal representative, executor or administrator of Executive’s estate.  Upon payment of such Split Dollar Death Benefit, the Bank shall not be obligate to make any further payments hereunder.  No death benefit shall be payable hereunder if it is determined that the Executive’s death was caused by suicide.

ARTICLE 4

4.1.          Death Prior to Retirement.  In the event the Executive should die while employed by the Bank at any time after the date of this Agreement but prior to his Retirement Date, the Bank shall pay the Executive’s designated Beneficiary the “Split Dollar Death Benefit” in the amount set for in Schedule A for the period ending May 15 in which death occurred.  Upon payment of such Split Dollar Death Benefit, the Bank shall not be obligate to make any further payment hereunder.  If a valid Beneficiary Designation is not in effect, the payment shall be made to the Executive’s surviving spouse or, if none, said payments shall be made to the duly qualified personal representative, executor or administrator of Executive’s estate.  No death benefit shall be payable hereunder if it is determined that the Executive’s death was caused by suicide.

4.2.          Disability Prior to Retirement.  In the event the Executive should become disabled while actively employed by the Bank but prior to his Retirement Date, the Executive shall entitled to receive  the “Benefit Liability Balance” amount for the period ending May 15 in which Executive is deemed Disabled  as set forth in Schedule A attached hereto.  Upon reaching age 65,  Executive shall be entitled to receive such  Benefit Liability Balance  payable in 180 monthly installments.

4.3           Death After Disability.  In the event Executive should die after being deemed Disabled, the Executive’s designated Beneficiary shall be entitled to the benefits as if he died after retirement as set forth in Section 3.1(d).

ARTICLE 5

5.1.          Termination of Employment.  The Bank reserves the right to terminate the employment of the Executive at any time prior to retirement.  In the event that Executive’s employment shall terminate prior to his Retirement Date, then Executive shall be entitled to the benefits described below.

(a)           If Executive continues to be employed by the Bank until his Retirement Date, upon retirement, Executive will receive the payments in accordance with Article 3.1.(a);

(b)           If the Company terminates Executive pursuant to Section 1.5(a) Termination for Cause, or if Executive terminates his employment for reasons other than Section 1.5(b) Termination for Good Reason, on or prior to May 15, 2004, Executive shall not be entitled to any benefits under this Agreement;

(c)           If Executive is terminated without cause, or Executive terminates this Agreement for Good Reason pursuant to Section 1.5(b), on or prior to May 15, 2004, Executive will be entitled to the product of the Benefit Liability Balance times the Vesting Percentage as of May 15, 2004 and as set forth in Schedule A.  Beginning on May 16, 2007, Executive shall be entitled to such product of the Benefit Liability Balance time Vesting Percentage, payable in 180 monthly installments; and

(d)           If either the Company terminates Executive or if Executive terminates employment after May 15, 2004, but prior to May 15, 2007, Executive shall be entitled to the product of the Benefit Liability Balance times the Vesting Percentage for the period ending May 15 immediately prior to the date of termination as set forth in Schedule A.  Beginning on May 16, 2007, Executive shall be entitled to receive such product of Benefit Liability Balance time the Vesting Percentage, payable in 180 monthly installments.

Notwithstanding the foregoing, Executive shall be entitled to receive the annual payments set forth in Section 3.1(a) as if he retired after May 15, 2007, with such benefits beginning on May 16, 2007, if the Employment is terminated within twelve (12) months of a Change of Control.  Such annual payments will be paid in monthly installments.

ARTICLE 6

6.1.          Nonassignable.  Neither the Executive, his spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, hypothecate, mortgage, modify, or otherwise encumber in advance any of the benefits payable hereunder.  Further, no benefits hereunder shall be subject to seizure for the payment of any debts, judgments, or alimony, owed by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

ARTICLE 7

7.1.          Claims Procedure.  The Bank shall make all determinations as to rights to benefits under this Agreement.  Any decision by the Bank denying a claim by the Executive or his beneficiary for benefits under this Agreement shall be stated in writing and delivered or mailed to the Executive or such beneficiary.  Such decision shall set forth the specific reasons for the denial, written to the best of the Bank’s ability in a manner calculated to be understood without legal or actuarial counsel.  In addition, the Bank shall provide a reasonable opportunity to the Executive or such beneficiary for full and fair review of the decision denying such claim.

ARTICLE 8

8.l.           Unsecured General Creditor.  The Executive’s rights are limited to the right to receive payments as provided in this Agreement and the Executive’s position with respect thereto is that of a general unsecured creditor of the Bank.

ARTICLE 9

9.1.          Not a Contract of Employment.  This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate his employment.

ARTICLE 10

10.1.        Successors and Assigns; Assignment.  The rights and obligations of this Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of the parties hereto.  Executive may not assign this Agreement or any of Executive’s rights hereunder except with the prior written consent of the Bank.

10.2.        Severability.  If any provision of this Agreement, as applied to either party or to any circumstances, is judged by a court to be void or unenforceable, in whole or in part, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement.

10.3.        Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The parties agree to be subject to the jurisdiction of the County of Sacramento.

10.4.        Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof.

10.5.        Waiver.  A waiver by either party of any of the terms or conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof.  All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

10.6.        Attorneys’ Fees.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

10.7.        Headings.  The headings in this Agreement are for convenience only and shall not in any manner affect the interpretation or construction of the Agreement or any of its provisions.

10.8.        Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Bank, to:

Feather River State Bank

1227 Bridge Street, Suite C

Yuba City, CA   95991

Attn: Chairman of the Board of Directors of

Feather River State Bank

If to the Executive, to:

John I. Jelavich

1809 Lorraine Way

Yuba City, CA  95993

or to such other respective addresses as the parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

10.9  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be duly executed by its proper officer and the Executive has hereunto set his hand at Yuba City, California, the day and year first set forth below.

FEATHER RIVER STATE BANK

Dated:	February 21, 2003	/s/ Al Montna
Al Montna, Chairman of the Board

EXECUTIVE

Dated:	February 21, 2003	/s/ John I. Jelavich
John I. Jelavich